EXHIBIT 99.1

For Immediate Release
Waste Management Announces Second Quarter Earnings	FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Janette Micelli 602.579.6152 jmicelli@wm.com
Stronger than Expected Financial Performance Demonstrates Business’ Resiliency and Disciplined Focus on Cost and Capital Management

Houston — July 30, 2020 — Waste Management, Inc. (NYSE: WM) today announced financial results for the quarter ended June 30, 2020. Revenues for the second quarter of 2020 were $3.56 billion compared with $3.95 billion for the same 2019 period. Net income for the quarter was $307 million, or $0.72 per diluted share, compared with $381 million, or $0.89 per diluted share, for the second quarter of 2019.(a) On an adjusted basis, net income was $372 million, or $0.88 per diluted share, in the second quarter of 2020, compared with $470 million, or $1.11 per diluted share, in the second quarter of 2019.(b)

The Company’s adjusted second quarter 2020 results exclude $0.12 per diluted share from non-cash impairments of landfill assets primarily related to energy services activities, $0.03 per diluted share from advisory costs incurred in connection with the pending acquisition of Advanced Disposal Services, Inc., and $0.01 per diluted share from costs incurred to support its implementation of a new enterprise resource planning system.

“I am proud of how our employees have continued to provide dependable, essential services to our customers and communities during the pandemic,” said Jim Fish, Waste Management’s President and Chief Executive Officer. “While keeping health and safety as the top priority, the team adapted through difficult circumstances, finding ways to improve efficiency across the collection and disposal business and reduce discretionary spending.

“We saw robust improvements in volumes and earnings each month as we progressed through the quarter with June standing out as the strongest month. This early stage of economic recovery combined with our successful cost flexing in the second quarter provide greater clarity for our 2020 financial results under current economic conditions.”

As previously announced, Waste Management and Advanced Disposal have agreed to revised acquisition terms along with an agreement to sell substantially all anticipated regulatory divestures to GFL Environmental. Both transactions are expected to close by the end of the third quarter of 2020. The Company continues to maintain a strong balance sheet and liquidity position, with its current and forecasted post-acquisition leverage ratio well within the financial covenant in its revolving credit facilities. The Company has recently entered into a supplemental $3 billion revolving credit facility maturing July 27, 2021, to be used for general corporate purposes, including funding a portion of the Advanced Disposal acquisition and refinancing of indebtedness.

Key Highlights for the SECOND Quarter OF 2020

Revenue

•    In the second quarter of 2020, revenue declined $331 million in the Company’s collection and disposal business, driven by $386 million in volume declines partially offset by $55 million of yield growth.

•    Core price for the second quarter of 2020 was 1.3% compared to 4.2% in the second quarter of 2019.(d)

•    Collection and disposal yield was 1.6% in the second quarter of 2020 compared to 2.7% in the second quarter of 2019.

•    The Company’s second quarter 2020 pricing results were muted relative to historical results and our initial full year expectations due to proactive customer-centric steps to temporarily suspend price increases and certain fees for customers impacted by the COVID-19 pandemic. The Company remains committed to its pricing programs.

•    Total Company volumes declined 10.3% in the second quarter of 2020. Volumes declined almost 11% in the commercial line of business, 16% in industrial, and 18% in landfill, primarily related to the COVID-19 pandemic. Adjusting for natural disaster volumes that occurred in the second quarter of 2019, landfill volumes declined 13% in the second quarter of 2020.

•    We estimate that business interruptions related to the COVID-19 pandemic had a negative revenue impact of approximately $400 million.

Cost Management

•    The Company remains focused on taking steps to manage costs to mitigate the impact of the COVID-19 pandemic. Steps include swift labor and route optimization in response to reduced volumes, reducing overtime hours, limiting hiring, eliminating non-essential expenses and costs, and reducing incentive compensation accruals.

•    Operating expenses as a percentage of revenue improved 70 basis points to 61.2% when compared to the second quarter of 2019. On an adjusted basis, operating expenses as a percentage of revenue improved 30 basis points when compared to the second quarter of 2019.(b)

•    Operating expenses included $12 million of costs specifically attributable to the Company’s People First responses to COVID-19, primarily related to enhanced personal protective equipment and the Company’s policies of excusing COVID-19 related absences and guaranteeing 40 hours of weekly pay for full-time employees during the pandemic.

•    SG&A expenses were 10.6% of revenue in the second quarter of 2020 compared to 9.9% in the second quarter of 2019. On an adjusted basis, SG&A expenses were 9.9% of revenue in the second quarter of 2020 compared to 9.8% in the second quarter of 2019.(b) Increased bad debt expense drove the majority of the increase as efforts to reduce discretionary spending and lower incentive compensation accruals reduced overall costs.

•    SG&A expenses included $8 million of costs specifically attributable to the Company’s People First responses to COVID-19, primarily driven by employee pay guarantees and costs related to employees working from home.

Profitability

•    Total Company operating EBITDA was $941 million, or 26.4% as a percentage of revenue for the second quarter of 2020.(c) On an adjusted basis, total Company operating EBITDA was $1.03 billion, or 28.8% as a percentage of revenue for the second quarter of 2020 versus adjusted operating EBITDA of $1.13 billion and 28.7% as a percentage of revenue in 2019.(b)

•    Operating EBITDA in the Company’s collection and disposal business, adjusted on the same basis as total Company operating EBITDA, was $1.14 billion for the second quarter of 2020, compared to $1.31 billion for the second quarter of 2019.

•    The Company grew operating EBITDA in its recycling business by almost $8 million when compared to the second quarter of 2019 by reducing costs and continuing to implement its fee-for-service model.

Free Cash Flow & Capital Allocation

•    In the second quarter of 2020, net cash provided by operating activities was $856 million compared to $1.01 billion in the second quarter of 2019.

•    In the second quarter of 2020, capital expenditures were $436 million compared to $578 million in the second quarter of 2019.

•    In the second quarter of 2020, free cash flow was $423 million compared to $440 million in the second quarter of 2019.(b)

•    The Company paid $230 million of dividends to shareholders.

•    As a prudent step to preserve cash in this uncertain environment, the Company has temporarily suspended share repurchases through the end of the year.

UPDATE ON 2020 OUTLOOK(e)

•    Total revenue for 2020 is expected to decline between 4% and 5% when compared to full year 2019.

•    Given the strong performance in the second quarter of 2020 and improved volume outlook, the Company now expects adjusted operating EBITDA margin to be in the range of 28.0% to 28.5%, or flat to down 50 basis points on a year-over-year basis.(b)

•    Capital expenditures are projected to be between $1.55 and $1.65 billion, and the Company expects to generate free cash flow approaching $2 billion, exclusive of transaction and advisory costs incurred for the acquisition of Advanced Disposal.(b)

Fish concluded, “Despite the challenging backdrop, we’re confident in our ability to continue to meet our commitments to our customers and deliver solid 2020 results. During these unprecedented times, our business model has once again proven its resilience, and we remain focused on using this opportunity and our technology investments to create a differentiated customer experience that puts our customers at the center of everything we do and to increase work place flexibility for our people.”

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(a)  For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)  Adjusted earnings per diluted share, adjusted net income, adjusted operating expenses, adjusted SG&A expenses, adjusted operating EBITDA and free cash flow are non-GAAP measures. Please see “Non-GAAP Financial Measures” below and the reconciliations in the accompanying schedules for more information.

(c)  Management defines operating EBITDA as GAAP income from operations before depreciation and amortization; this measure may not be comparable to similarly-titled measures reported by other companies.

(d) Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time. Beginning with the fourth quarter 2019, the Company has updated its core price calculation. With advancements in technology, the Company began collecting additional transactional customer level data, which provides improved clarity of the impact of the Company’s pricing activities. While this does not change the year-over-year core price performance result, the new measure reflects a more precise calculation in the evaluation of revenue changes.  In the first quarter of 2020, the Company reported core price of 5.5%, which was calculated using the old methodology. Core price using the new methodology was 4.2% in the first quarter of 2020.

(e)  The Company’s 2020 Outlook excludes (i) transaction and advisory costs incurred in connection with the planned acquisition of Advanced Disposal Services, Inc. and (ii) post-closing financial contributions from the acquisition of Advanced Disposal Services, Inc.

The Company will host a conference call at 10 a.m. (Eastern) today to discuss the second quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investors section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 9164328 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) today through 5:00 PM (Eastern) on Thursday, August 13, 2020. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406 and use the replay conference ID number 9164328.

about waste management

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management environmental services in North America. Through its subsidiaries, the Company provides collection, transfer, disposal services, and recycling and resource recovery. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com.

Forward-Looking Statements

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to, all statements under the heading “Update on 2020 Outlook” and all statements regarding future performance or financial results of our business; responses and impacts of COVID-19; future liquidity, leverage ratio and balance sheet strength; future share repurchases; and the pending acquisition of Advanced Disposal Services, Inc. and divestitures to GFL Environmental (together, the “Pending Transactions”) including timing of such closings. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate acquisitions; failure to obtain the results anticipated from acquisitions; the effects that the announcement of the Pending Transactions may have on the respective businesses; inability to obtain required regulatory or governmental approvals for the Pending Transactions or to obtain such approvals on satisfactory conditions; inability to obtain approval from the stockholders of Advanced Disposal Services, Inc. or satisfy other closing conditions for the Pending Transactions; inability of a party to obtain financing necessary for the Pending Transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of a Pending Transaction and the effects of any such termination; legal proceedings that may be instituted related to a Pending Transaction; unexpected costs, charges or expenses resulting from a Pending Transaction; failure to successfully integrate the acquisition of Advanced Disposal Services, Inc., realize anticipated synergies or obtain the results anticipated from such acquisition; environmental and other regulations, including developments related to emerging contaminants and renewable fuel; commodity price fluctuations; international trade restrictions; weakness in general economic conditions and capital markets; public health risk and other impacts of COVID-19 or similar pandemic conditions, including increased costs, social and commercial disruption, service reductions and other adverse effects on our business, financial condition, results of operations and cash flows; failure to obtain and maintain necessary permits; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; failure of technology to perform as expected, including implementation of a new enterprise resource planning system; failure to prevent, detect and address cybersecurity incidents or comply with privacy regulations; significant environmental or other incidents resulting in liabilities and brand damage; significant storms and destructive events influenced by climate change; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K as updated by our subsequent quarterly reports on Form 10-Q, for additional information regarding these and other risks and uncertainties applicable to its business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

Non-GAAP Financial Measures

To supplement its financial information, the Company has presented, and/or may discuss on the conference call, adjusted earnings per diluted share, adjusted net income, adjusted operating expenses, adjusted SG&A expenses, adjusted operating EBITDA, and free cash flow, as well as projections of operating EBITDA margin and free cash flow for 2020. These are non-GAAP financial measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP but believes that also discussing non-GAAP measures provides investors with (i) financial measures the Company uses in the management of its business and (ii) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations.

The Company’s non-GAAP results and projections exclude the impact of our planned acquisition of Advanced Disposal Services, Inc. In addition, the Company’s projected full year 2020 operating EBITDA margin is anticipated to exclude the effects of other events or circumstances in 2020 that are not representative or indicative of the Company’s results of operations. Such excluded items are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, and other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of such projection to the comparable GAAP measure.

The Company discusses free cash flow, and provide a projection of free cash flow, because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable GAAP measure. The Company believes free cash flow gives investors useful insight into how the Company views its liquidity, but the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly-titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected operating EBITDA margin. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP.

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WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating revenues	$3,561	$3,946	$7,290	$7,642
Costs and expenses:
Operating	2,180	2,443	4,509	4,741
Selling, general and administrative	377	391	802	800
Depreciation and amortization	414	409	816	775
Restructuring	2	—	2	2
(Gain) loss from divestitures, asset impairments and unusual items, net	61	7	61	7
	3,034	3,250	6,190	6,325
Income from operations	527	696	1,100	1,317
Other income (expense):
Interest expense, net	(119)	(100)	(231)	(196)
Loss on early extinguishment of debt	—	(84)	—	(84)
Equity in net losses of unconsolidated entities	(14)	(16)	(40)	(25)
Other, net	1	1	1	(53)
	(132)	(199)	(270)	(358)
Income before income taxes	395	497	830	959
Income tax expense	88	115	162	230
Consolidated net income	307	382	668	729
Less: Net income (loss) attributable to noncontrolling interests	—	1	—	1
Net income attributable to Waste Management, Inc.	$307	$381	$668	$728
Basic earnings per common share	$0.73	$0.90	$1.58	$1.71
Diluted earnings per common share	$0.72	$0.89	$1.57	$1.70
Weighted average basic common shares outstanding	422.3	424.8	423.2	424.6
Weighted average diluted common shares outstanding	423.9	427.5	425.1	427.2

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$2,663	$3,561
Receivables, net	2,107	2,319
Other	336	329
Total current assets	5,106	6,209
Property and equipment, net	12,917	12,893
Goodwill	6,512	6,532
Other intangible assets, net	472	521
Other	1,612	1,588
Total assets	$26,619	$27,743
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued liabilities and deferred revenues	$2,582	$2,926
Current portion of long-term debt	3,190	218
Total current liabilities	5,772	3,144
Long-term debt, less current portion	9,598	13,280
Other	4,356	4,249
Total liabilities	19,726	20,673
Equity:
Waste Management, Inc. stockholders’ equity	6,891	7,068
Noncontrolling interests	2	2
Total equity	6,893	7,070
Total liabilities and equity	$26,619	$27,743

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities:
Consolidated net income	$668	$729
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	816	775
Loss on early extinguishment of debt	—	84
Other	167	195
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(30)	117
Net cash provided by operating activities	1,621	1,900
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(1)	(440)
Capital expenditures	(895)	(1,049)
Proceeds from divestitures of businesses and other assets (net of cash divested)	15	20
Other, net	(37)	(96)
Net cash used in investing activities	(918)	(1,565)
Cash flows from financing activities:
New borrowings	—	3,971
Debt repayments	(705)	(385)
Premiums paid on early extinguishment of debt	—	(84)
Net commercial paper borrowings (repayments)	—	(1,001)
Common stock repurchase program	(402)	(248)
Cash dividends	(466)	(440)
Exercise of common stock options	42	45
Tax payments associated with equity-based compensation transactions	(34)	(30)
Other, net	(10)	(6)
Net cash (used in) provided by financing activities	(1,575)	1,822
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(3)	2
Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	(875)	2,159
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	3,647	183
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$2,772	$2,342

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Operating Revenues by Line of Business

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Commercial	$928	$1,052	$1,991	$2,078
Residential	657	655	1,307	1,295
Industrial	625	744	1,318	1,424
Other collection	115	122	227	231
Total collection	2,325	2,573	4,843	5,028
Landfill	874	1,023	1,761	1,887
Transfer	439	474	880	886
Recycling	275	264	529	555
Other	409	445	839	876
Intercompany (a)	(761)	(833)	(1,562)	(1,590)
Total	$3,561	$3,946	$7,290	$7,642

Internal Revenue Growth

	Period-to-Period Change for the Three Months Ended June 30, 2020 vs. 2019				Period-to-Period Change for the Six Months Ended June 30, 2020 vs. 2019
		As a % of		As a % of		As a % of		As a % of
		Related		Total		Related		Total
	Amount	Business(b)	Amount	Company(c)	Amount	Business(b)	Amount	Company(c)
Collection and disposal	$55	1.6%			$127	1.9%
Recycling commodities (d)	24	9.6			(35)	(6.5)
Fuel surcharges and mandated fees	(60)	(36.6)			(76)	(24.3)
Total average yield (e)			$19	0.5%			$16	0.2%
Volume			(406)	(10.3)			(396)	(5.2)
Internal revenue growth			(387)	(9.8)			(380)	(5.0)
Acquisitions			10	0.3			39	0.5
Divestitures			(1)	—			(2)	—
Foreign currency translation			(7)	(0.3)			(9)	(0.1)
Total			$(385)	(9.8)%			$(352)	(4.6)%

	Period-to-Period Change for the Three Months Ended June 30, 2020 vs. 2019		Period-to-Period Change for the Six Months Ended June 30, 2020 vs. 2019
	As a % of Related Business(b)		As a % of Related Business(b)
	Yield	Volume	Yield	Volume(f)
Commercial	1.8%	(11.0)%	2.1%	(4.6)%
Industrial	1.0	(15.7)	2.3	(9.3)
Residential	2.5	(2.6)	2.2	(1.9)
Total collection	1.7	(9.6)	2.1	(4.8)
MSW	2.1	(9.4)	2.5	(4.8)
Transfer	2.6	(8.1)	2.7	(2.3)
Total collection and disposal	1.6%	(10.9)%	1.9%	(6.0)%

(a)	Intercompany revenues between lines of business are eliminated in the Condensed Consolidated Financial Statements included herein.
(b)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s related business revenue adjusted to exclude the impacts of divestitures for the current year period.
(c)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s total Company revenue adjusted to exclude the impacts of divestitures for the current year period.
(d)	Includes combined impact of commodity price variability and changes in fees.
(e)	The amounts reported herein represent the changes in our revenue attributable to average yield for the total Company.
(f)	Workday adjusted volume impact.

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Free Cash Flow (a)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$856	$1,010	$1,621	$1,900
Capital expenditures	(436)	(578)	(895)	(1,049)
Proceeds from divestitures of businesses and other assets (net of cash divested)	3	8	15	20
Free cash flow	$423	$440	$741	$871

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Supplemental Data

Internalization of waste, based on disposal costs	68.4%	66.6%	68.3%	66.4%

Landfill amortizable tons (in millions)	27.0	32.5	54.2	60.4

Acquisition Summary (b)

Gross annualized revenue acquired	-	14	2	119

Total consideration , net of cash acquired	-	41	1	435

Cash paid for acquisitions consummated during the period, net of cash acquired	-	40	1	431

Cash paid for acquisitions including contingent consideration and other items from prior periods, net of cash acquired	1	48	3	442

Amortization, Accretion and Other Expenses for Landfills:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Landfill amortization expense:
Cost basis of landfill assets	$111	$133	$225	$243
Asset retirement costs	37	28	61	45
Total landfill amortization expense	148	161	286	288
Accretion and other related expense	25	25	50	50
Landfill amortization, accretion and other related expense	$173	$186	$336	$338

(a)	The summary of free cash flow has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.
(b)	Represents amounts associated with business acquisitions consummated during the applicable period except where noted.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30, 2020
	Income from Operations	Pre-tax Income	Tax Expense		Net Income (a)	Diluted Per Share Amount
As reported amounts	$527	$395	$88		$307	$0.72
Adjustments:
Non-cash impairments of disposal assets	61	61	14		47	0.12
Advanced Disposal acquisition-related costs	17	17	4		13	0.03
Enterprise resource planning system related costs	7	7	2		5	0.01
	85	85	20		65	0.16
As adjusted amounts	$612	$480	$108	(b)	$372	$0.88
Depreciation and amortization	414
As adjusted operating EBITDA	$1,026

	Three Months Ended June 30, 2019
	Income from Operations	Pre-tax Income (c)	Tax Expense		Net Income (a)	Diluted Per Share Amount
As reported amounts	$696	$496	$115		$381	$0.89
Adjustments:
Loss on early extinguishment of debt	-	84	20		64	0.15
Non-cash charges to write-off certain assets	23	23	6		17	0.04
Advanced Disposal acquisition-related costs	6	9	1		8	0.03
As adjusted amounts	$725	$612	$142	(b)	$470	$1.11
Depreciation and amortization	409
As adjusted operating EBITDA	$1,134

(a)	For purposes of this press release table, all references to "Net income" refer to the financial statement line item "Net income attributable to Waste Management, Inc."
(b)	While the Company calculates its effective tax rate based on actual dollars, an approximate effective tax rate can be calculated by dividing the Tax Expense amount in the table above by the Pre-tax Income amount. The adjusted effective tax rate was 22.5% and 23.3% for the quarter ended June 30, 2020 and 2019, respectively.
(c)	Pre-tax income for the second quarter of 2019 excludes $1 million related to net income attributable to noncontrolling interests.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions)

(Unaudited)

	Three Months Ended
	June 30, 2020		June 30, 2019
Adjusted Operating Expenses and Adjusted Operating Expenses Margin	Amount	As a % of Revenues	Amount	As a % of Revenues
Operating revenues, as reported	$3,561		$3,946

Operating expenses, as reported	$2,180	61.2%	$2,443	61.9%
Adjustment:
Non-cash charges to write-off certain assets			16
Adjusted operating expenses			$2,427	61.5%

	Three Months Ended
	June 30, 2020		June 30, 2019
Adjusted SG&A Expenses and Adjusted SG&A Expenses Margin	Amount	As a % of Revenues	Amount	As a % of Revenues

Operating revenues, as reported	$3,561		$3,946

SG&A expenses, as reported	$377	10.6%	$391	9.9%
Adjustments:
Advanced Disposal acquisition-related costs	(17)		(6)
Enterprise resource planning system related costs	(7)		-
Adjusted SG&A expenses	$353	9.9%	$385	9.8%

2020 Projected Free Cash Flow Reconciliation (a)	Scenario 1	Scenario 2
Net cash provided by operating activities	$3,340	$3,525
Capital expenditures	(1,550)	(1,650)
Proceeds from divestitures of businesses and other assets (net of cash divested)	35	50
Free cash flow	$1,825	$1,925
Advanced Disposal acquisition-related costs	100	100
Free cash flow (excl. ADS transaction and advisory costs)	$1,925	$2,025

(a)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2020. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results. The Company's 2020 Outlook excludes (i) transaction and advisory costs incurred in connection with the planned acquisition of Advanced Disposal Services, Inc. and (ii) post-closing financial contributions from the acquisition of Advanced Disposal Services, Inc.